Exhibit 3.2

THIRD AMENDED AND RESTATED
BYLAWS OF IONIC DIGITAL INC.

(Effective as of February 13, 2025)

ARTICLE I
CORPORATE OFFICES

Section 1.1 Registered Office. The registered office of Ionic Digital Inc. (the “Corporation”) shall be set forth in the Corporation’s Certificate (as defined below). References in these amended and restated bylaws (these “Bylaws”) to the certificate of incorporation, as the same shall be amended and/or restated from time to time (the “Certificate”), shall include the terms of any certificate of designations of any series of preferred stock of the Corporation (“Preferred Stock”).

Section 1.2 Other Offices. The Corporation also may have offices at such other places, both within and without the State of Delaware, as the Board of Directors of the Corporation (the “Board”) may from time to time determine or the business of the Corporation may require.

ARTICLE II
MEETINGS OF STOCKHOLDERS

Section 2.1 Time and Place of Meetings. Annual and special meetings of stockholders shall be held at any time and place, within or without the State of Delaware, or in whole or in part by means of remote communication, as shall be designated by the Board. In the absence of any such designation, stockholders’ meetings shall be held at the Corporation’s principal executive office.

Section 2.2 Annual Meeting. At the annual meeting, directors shall be elected and any other business properly brought before the meeting may be transacted. The Board may cancel, postpone or reschedule any previously scheduled annual meeting at any time, before or after the notice for such meeting has been sent to the stockholders.

Section 2.3 Special Meeting.

(i) A special meeting of the stockholders, other than those required by statute, may be called at any time only in the manner provided in the Certificate and these Bylaws. The Board may cancel, postpone or reschedule any previously scheduled special meeting at any time, before or after the notice for such meeting has been sent to the stockholders.

(ii) The notice of a special meeting shall include the purpose for which the meeting is called. Only such business shall be conducted at a special meeting of stockholders as shall have been set forth in the notice of such meeting. Nothing contained in this Section 2.3(ii) shall be construed as limiting, fixing or affecting the time when a meeting of stockholders called by action of the Board may be held.

(iii) Subject to Section 2.3(iv), the Board shall call a special meeting of stockholders upon the written request (the “Meeting Request”) of the stockholders of record of at least 25%, in the aggregate, of the voting power of the outstanding shares of all classes of shares entitled to vote at such a meeting (the “Required Percentage”), delivered to the secretary of the Corporation (the “Secretary”). The Board shall designate a date for such special meeting not more than 90 days after the date that the Secretary received the valid Meeting Request (the “Request Delivery Date”). In fixing a date and time for any special meeting requested by stockholders of record, the Board may consider such factors as it deems relevant, including without limitation, the nature of the matters to be considered, the facts and circumstances related to any request for a meeting, and any plan of the Board to call an annual meeting or special meeting.

(iv) Stockholder Request for Special Meeting.

(a)	Any Meeting Request shall be signed and dated by one or more stockholders of record and each beneficial owner, if any, on whose behalf the Meeting Request is being made, or—in each case—such stockholder’s or beneficial owner’s duly authorized agent (each, a “Requesting Stockholder”), and shall set forth: (1) a statement of the specific purpose of the meeting and the matters proposed to be acted on at the meeting, the reasons for conducting such business at the meeting and any material interest of the Requesting Stockholder in such business; (2) the name and address of each Requesting Stockholder as it appears on the Corporation’s stock ledger (or, with respect to all shares to be included in the Required Percentage that are owned beneficially but not of record by each such Requesting Stockholder, the name of each broker, bank or custodian (or similar entity) of each such Requesting Stockholder with respect to such shares); (3) the number of shares of each class of voting shares owned of record and beneficially by each such Requesting Stockholder; (4) a description of all arrangements or understandings between any Requesting Stockholder and any other person regarding the meeting and the matters proposed to be acted on at the meeting; (5) the text of the proposal or business (including the text of any resolutions proposed for consideration and in the event that such business includes a proposal to amend these Bylaws or the Certificate, the language of the proposed amendment) conforming in all material respects with the requirements of Section 14(a) of the Securities Exchange Act of 1934 and the rules and regulations thereunder (as so amended and inclusive of such rules and regulations, the “Exchange Act”); and (6) all of the information regarding the Requesting Stockholders that would be required by Section 2.4(iii)–(v) of these Bylaws if each Requesting Stockholder were intending to make a nomination or to bring any other matter before a stockholder meeting (except that, for purposes of this paragraph, references to the “Noticing Stockholder” and “Holders” shall instead refer to each “Requesting Stockholder”); (7) an agreement by the Requesting Stockholder to notify the Corporation promptly in the event of (x) any disposition prior to the time of the special meeting of any shares held by a Requesting Stockholder as of the date on which the Meeting Request was delivered to the Secretary and (y) any other change prior to the time of the special meeting in the shares owned by any Requesting Stockholder; and (8) an acknowledgement that (x) the Requesting Stockholder is entitled to vote at such special meeting, (y) any disposition prior to the date of the special meeting of any capital stock of the Corporation including any Requesting Stockholder’s shares as of the date on which the Meeting Request was delivered to the Secretary shall be deemed to be a revocation of such Meeting Request with respect to such disposed shares and (z) that any decrease in the Requesting Stockholders’ aggregate share ownership to less than the Required Percentage shall be deemed to be an absolute revocation of such Meeting Request. The requirement set forth in clause (6) of the immediately preceding sentence shall not apply to (x) any stockholder of record, or beneficial owner, as applicable, who has provided a written request solely in response to a solicitation made pursuant to, and in accordance with, Section 14(a) of the Exchange Act, by way of a solicitation statement filed on Schedule 14A or (y) any stockholder of record that is a broker, bank or custodian (or similar entity) and is acting solely as nominee on behalf of a beneficial owner. A Requesting Stockholder may revoke its request for a special meeting at any time by written revocation delivered to the Secretary, and if, following such revocation, there are un-revoked Meeting Requests from less than the Required Percentage, the Board, in its discretion, may cancel the special meeting.

(b)	The Board shall have the authority to determine not to call a special meeting requested by stockholders if (a) the Board has called or calls an annual or special meeting of stockholders to be held not more than 90 days after the Request Delivery Date and the purpose of such stockholder meeting includes (among any other matters properly brought before the meeting) the purpose specified in the Meeting Request; (b) within 12 months prior to the Request Delivery Date, an annual or special meeting was held that considered the purpose specified in the Meeting Request or an identical or substantially similar item of business (as determined in good faith by the Board in its sole and absolute discretion), except for the election of one or more directors; (c) the Meeting Request relates to an item of business that is not a proper subject for stockholder action under applicable law; or (d) such request was made in violation of Regulation 14A under the Exchange Act, to the extent applicable, or other applicable law. The Board is authorized to determine in good faith the purpose of a stockholder meeting. If none of the Requesting Stockholders appears or sends a qualified representative to present the business and/or nominations specified in the Meeting Request to be presented for consideration, or any Requesting Stockholder or any nominee for director (as applicable) acted contrary to any representation, certification or agreement required by this Section 2.3 (or otherwise failed to comply with this Section 2.3 (or any law, rule or regulation identified in this Section 2.3 or Section 2.4)) or provided false or misleading information to the Corporation, the Corporation need not present such business for a vote at the special meeting (and any such nominee shall be disqualified from standing for election or re-election), notwithstanding that proxies in respect of such business may have been received by the Corporation.

Section 2.4 Advance Notice Procedures for Director Nominations and Business Proposals.

(i) Annual Meetings of Stockholders. At an annual meeting of the stockholders, only such business shall be conducted as shall have been properly brought before the meeting. To be properly brought before an annual meeting, nominations of persons for election to the Board or other proposals of business to be transacted at an annual meeting of stockholders must be: (a) specified in the Corporation’s notice of meeting (or any supplement thereto) given by or at the direction of the Board (or any duly authorized committee thereof) with respect to such meeting, (b) otherwise properly brought before the annual meeting by or at the direction of the Board (or any duly authorized committee thereof), or (c) otherwise properly brought before the annual meeting by a stockholder of the Corporation who (1) is a stockholder of record at the time of the giving of the notice required by this Section 2.4, on the record date for the determination of stockholders entitled to notice of and to vote at such annual meeting and at the time of such annual meeting, (2) is entitled to vote at such annual meeting and (3) has timely complied in proper written form with the procedures set forth in this Section 2.4. In addition, for business to be properly brought before an annual meeting by a stockholder, such business must be a proper matter for stockholder action pursuant to these Bylaws and applicable law. Except for proposals properly made in accordance with Rule 14a-8 under the Exchange Act, and included in the notice of meeting given by or at the direction of the Board, for the avoidance of doubt, clause (c) of this Section 2.4(i) shall be the exclusive means for a stockholder to bring business before an annual meeting of stockholders.

(ii) For business to be properly brought before an annual meeting by a stockholder of record pursuant to clause Section 2.4(i)(c) above, the stockholder of record bringing the notice (the “Noticing Stockholder”) must have delivered (as defined below) timely notice thereof in proper written form, setting forth all information required under this Section 2.4, to the Secretary at the principal executive offices of the Corporation. In order to be timely, the Noticing Stockholder’s notice must be delivered to the Secretary at the principal executive offices of the Corporation not later than the Close of Business (as defined below) on the 90th day nor earlier than the Close of Business on the 120th day before the one-year anniversary of the preceding year’s annual meeting; provided, however, that in the event that no annual meeting was held in the previous year or if the date of the annual meeting is advanced by more than 30 days prior to or delayed by more than 60 days after the one-year anniversary of the date of the previous year’s annual meeting (other than as a result of adjournment), then, for notice by any Noticing Stockholder to be timely, it must be so delivered to the Secretary not earlier than the Close of Business on the 120th day prior to such annual meeting and not later than the Close of Business on the later of (i) the 90th day prior to such annual meeting or (ii) the 10th day following the day on which a Public Announcement (as defined below) of the date of such annual meeting is first made by the Corporation. In no event shall any adjournment, recess, rescheduling or postponement of an annual meeting or the announcement thereof commence a new time period (or extend any time period) for the giving of a Noticing Stockholder’s notice as described in this Section 2.4. Notwithstanding anything in this Section 2.4(ii) to the contrary, in the event that the number of directors to be elected to the Board is increased (subject, in all cases, to Article IV, Section 3(h) of the Certificate) and there is no Public Announcement by the Corporation naming all of the nominees for director proposed by the Board or specifying the size of the increased Board at least 10 days prior to the last day a Noticing Stockholder may deliver a notice of nominations in accordance with the second sentence of this Section 2.4(ii), a Noticing Stockholder’s notice required by this Section 2.4(ii) shall also be considered timely, but only with respect to proposed nominees for any new positions created by such increase, if it shall be delivered to the Secretary at the principal executive offices of the Corporation not later than the Close of Business on the 10th day following the day on which a Public Announcement of such increase is first made by the Corporation.

(iii) To be in proper written form, the Noticing Stockholder’s notice must also set forth:

(a)	as to each person whom the Noticing Stockholder proposes to nominate for election or re-election as a director (1) the name, age, business address and residence address of the person, (2) a complete biography and statement of such person’s qualifications in compliance with the provisions of Item 401 (or any successor provision) of Regulation S-K, as amended (“Regulation S-K”), under the Securities Act of 1933, as amended (the “Securities Act”), including the principal occupation or employment of the person (at present and for the past five years), (3) the Specified Information (as defined below) for the person and any immediate family member (as defined below) of the person, or any affiliate or associate (each, as defined below) of the person, (4) a complete and accurate description of all agreements, arrangements and understandings between such person, on the one hand, and each Holder and any Stockholder Associated Person (each, as defined below), on the one hand, during the prior three years, including, without limitation, a complete and accurate description of all direct and indirect compensation and other material monetary or non-monetary agreements, arrangements and understandings (whether written or oral) during the past three years between such person and such parties (including, without limitation all biographical, related party transaction and other information that would be required to be disclosed pursuant to Item 404 (or any successor provision) promulgated under Regulation S-K of the Exchange Act if the Holder or any Stockholder Associated Person were the “registrant” for purposes of such rule and such person was a director or executive officer of such registrant), (5) any other information relating to the person that would be required to be disclosed in a proxy statement or any other filings required to be made in connection with solicitations of proxies for the election of directors in a contested election or that is otherwise required pursuant to and in accordance with Section 14 of the Exchange Act (including such person’s written consent to being named in proxy statements as a proposed nominee of the Noticing Stockholder and to serving as a director if elected), and (6) a completed and signed questionnaire, representation and agreement and any and all other information required by Section 2.4;

(b)	as to any other business that the Noticing Stockholder proposes to bring before the meeting (1) a brief description of the business desired to be brought before the meeting and the reasons for conducting such business at the meeting, (2) the text of the proposal or business (including the text of any resolutions proposed for consideration and, in the event that such business includes a proposal to amend the Certificate, and/or these Bylaws, the text of the proposed amendment(s)), (3) a description of all agreements, arrangements and understandings between each Holder and any Stockholder Associated Person and any other person or persons (including such persons’ names) in connection with the proposal of such business by the Noticing Stockholder and any material interest of each such Holder or any Stockholder Associated Person in such business, and (4) a complete and accurate description of any material interest of each such Holder or any Stockholder Associated Person in or with respect to such business; and

(c)	as to the Noticing Stockholder and any beneficial owner on whose behalf the nomination is being made or the other business is being proposed (collectively with the Noticing Stockholder, the “Holders” and, each, a “Holder”): (1) the name and address of each Holder, as the name and address appear on the Corporation’s books, and the name and address of any Stockholder Associated Person, (2) (aa) the class or series and number of shares of capital stock or other securities of the Corporation which are, directly or indirectly, held of record or owned beneficially by each Holder or any Stockholder Associated Person (provided that, for the purposes of this Section 2.4, any such person shall in all events be deemed to beneficially own any class or series of shares of capital stock or other securities of the Corporation as to which such person has a right to acquire beneficial ownership at any time in the future (whether such right is exercisable immediately or only after the passage of time or the fulfillment of a condition or both)), (bb) any short position, profits interest, option, warrant, convertible security, stock appreciation right or similar right with an exercise or conversion privilege or a settlement payment or mechanism at a price related to any class or series of shares of capital stock or other securities of the Corporation or with a value derived in whole or in part from the value of any class or series of shares of capital stock or other securities of the Corporation, or any derivative or synthetic arrangement having the characteristics of a long position in any class or series of shares of capital stock or other securities of the Corporation, or any contract, derivative, swap or other transaction or series of transactions designed to produce economic benefits and risks that correspond substantially to the ownership of any class or series of shares of capital stock or other securities of the Corporation, including due to the fact that the value of such contract, derivative, swap or other transaction or series of transactions is determined by reference to the price, value or volatility of any class or series of shares of capital stock or other securities of the Corporation, whether or not such instrument, contract or right shall be subject to settlement in the underlying class or series of shares of capital stock or other securities of the Corporation through the delivery of cash or other property, or otherwise, and without regard to whether the Holder or any Stockholder Associated Person may have entered into transactions that hedge or mitigate the economic effect of such instrument, contract or right, or any other direct or indirect opportunity to profit or share in any profit derived from any increase or decrease in the price or value of any class or series of shares of capital stock or other securities of the Corporation (any of the foregoing, a “Derivative Instrument”) directly or indirectly owned or held, including beneficially, by each Holder or any Stockholder Associated Person, (cc) a description of any proxy, contract, arrangement, understanding or relationship pursuant to which each Holder or any Stockholder Associated Person has any right to vote or has granted a right to vote any class or series of shares of capital stock or other securities of the Corporation, (dd) any agreement, arrangement, understanding, relationship or otherwise, including any repurchase or similar so-called “stock borrowing” agreement or arrangement engaged in, directly or indirectly, by any Holder or Stockholder Associated Person, the purpose or effect of which is to mitigate loss to, reduce the economic risk (of ownership or otherwise) of any class or series of shares of capital stock or other securities of the Corporation by, manage the risk of price changes for, or increase or decrease the voting power of, such Holder or any Stockholder Associated Person with respect to any class or series of shares of capital stock or other securities of the Corporation, or which provides, directly or indirectly, the opportunity to profit or share in any profit derived from any decrease in the price or value of any class or series of shares of capital stock or other securities of the Corporation (any of the foregoing, a “Short Interest”), and any Short Interest held by each Holder or any Stockholder Associated Person within the last 12 months in any class or series of shares of capital stock or other securities of the Corporation, (ee) any rights to dividends or payments in lieu of dividends on shares of capital stock of the Corporation owned beneficially by each Holder or any Stockholder Associated Person that are separated or separable from the underlying shares of capital stock or other securities of the Corporation, (ff) any proportionate interest in any class or series of shares of capital stock or other securities of the Corporation or Derivative Instruments held, directly or indirectly, by a general or limited partnership or limited liability company or other entity in which any Holder or any Stockholder Associated Person is a general partner or directly or indirectly beneficially owns an interest in a general partner of a general or limited partnership, or is the manager or managing member or directly or indirectly beneficially owns an interest in the manager or managing member of a limited liability company or other entity, (gg) any direct or indirect legal, economic or financial interest (including a Short Interest) of each Holder or any Stockholder Associated Person in the outcome of (I) any vote to be taken at any annual or special meeting of stockholders of the Corporation, or (II) any meeting of stockholders of any other entity with respect to any matter that is related, directly or indirectly, to any nomination or business proposed by any Holder under these Bylaws, (hh) any direct or indirect interest of each Holder or any Stockholder Associated Person in any contract with the Corporation or any affiliate of the Corporation (including, in any such case, any employment agreement, collective bargaining agreement or consulting agreement), and (ii) any material pending or threatened action, suit or proceeding (whether civil, criminal, investigative, administrative or otherwise) in which any Holder or any Stockholder Associated Person is, or is reasonably expected to be made, a party or material participant involving the Corporation or any of its officers, directors or employees, or any affiliate of the Corporation, or any officer, director or employee of such affiliate (all information contained in subclause (2) of this Section 2.4(iii)(c) shall be referred to as the “Specified Information”), (3) a representation by the Noticing Stockholder that such stockholder is a holder of record of shares of capital stock of the Corporation entitled to vote at such meeting, will continue to be a stockholder of record of the Corporation entitled to vote at such meeting through the date of such meeting and intends to appear in person at the meeting to propose such nomination or other business, (4) any other information relating to each Holder and any Stockholder Associated Person that would be required to be disclosed in a proxy statement and form of proxy or other filings required to be made in connection with solicitations of proxies for, as applicable, the election of directors in a contested election and/or the proposal pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder, (5) a representation by the Noticing Stockholder as to whether any Holder and/or any Stockholder Associated Person intends or is part of a group which intends: (aa) to deliver a proxy statement and/or form of proxy to holders of at least the percentage of the Corporation’s outstanding capital stock required to elect the proposed nominee or to approve or adopt the other business being proposed, and/or (bb) otherwise to solicit proxies from stockholders in support of such nomination or other business, (6) a certification by the Noticing Stockholder that each Holder and any Stockholder Associated Person has complied with all applicable federal, state and other legal requirements in connection with its acquisition of shares of capital stock or other securities of the Corporation and/or such person’s acts or omissions as a stockholder of the Corporation, (7) the information and statement required by Rule 14a-19(b) of the Exchange Act (or any successor provision), (8) the names and addresses of other stockholders (including beneficial owners) known by any Holder, proposed nominee or Stockholder Associated Person to provide financial or otherwise material support with respect to such nominations and/or proposals (it being understood that delivery of a revocable proxy with respect to such nominations and/or proposals shall not in itself require disclosure under this clause (8)), and, to the extent known, the class or series and number of shares of capital stock or other securities of the Corporation which are, directly or indirectly, held of record or owned beneficially by each such other stockholder or beneficial owner, (9) any agreements that would be required to be described or reported pursuant to Item 5 or Item 6 of Schedule 13D or filed as exhibits pursuant to Item 7 of Schedule 13D (regardless of whether the requirements to file a Schedule 13D are applicable to such stockholder or beneficial owner), (10) a representation by the Noticing Stockholder as to the accuracy of the information set forth in the notice, including, without limitation, any information provided pursuant to subclauses (iii)(a)(6) and (iv) of this Section 2.4 and (11) any other information as the Corporation may reasonably request, delivered within ten (10) business days of such request.

(iv) The Corporation may also, as a condition to any such nomination or other business being deemed properly brought before a meeting of stockholders, require any Holder or any proposed nominee to deliver to the Secretary, within five (5) Business Days (as defined below) of any such request, such other information as may reasonably be requested by the Corporation, including (a) such other information as may reasonably be required by the Board, in its sole discretion, to determine (1) the eligibility of any such proposed nominee to serve as a director of the Corporation, and (2) whether any such proposed nominee qualifies as an “independent director” or “audit committee financial expert,” or otherwise meets heightened standards of independence, under applicable law, securities exchange rule or regulation or any publicly disclosed corporate governance guideline or committee charter of the Corporation, and (b) such other information that the Board determines, in its sole discretion, could be material to a reasonable stockholder’s understanding of the diversity and independence, or lack thereof, of any such proposed nominee. Any Noticing Stockholder that no longer intends to nominate a nominee as a director of the Corporation, or no longer intends to solicit proxies for the election of a nominee as a director of the Corporation, shall promptly notify the Corporation.

(v) In addition to the other requirements of this Section 2.4, each person who a Noticing Stockholder proposes to nominate for election or re-election as a director of the Corporation must deliver in writing (in accordance with the time periods prescribed for delivery of notice under this Section 2.4) to the Secretary at the principal executive offices of the Corporation (a) a written questionnaire with respect to the background and qualification of such person and the background of any other person or entity on whose behalf the nomination is being made (which questionnaire shall be provided by the Secretary upon written request of any stockholder of record identified by name within five (5) Business Days of such written request), and (b) a written representation and agreement (in the form provided by the Secretary upon written request of any stockholder of record identified by name within five (5) Business Days of such written request) that such person (1) is not and will not become a party to (aa) any agreement, arrangement or understanding (whether written or oral) with, and has not given any commitment or assurance to, any person or entity as to how such person, if elected as a director of the Corporation, will act or vote on any issue or question (solely for purposes of this Section 2.4, a “Voting Commitment”) that has not been disclosed to the Corporation, or (bb) any Voting Commitment that could limit or interfere with such person’s ability to comply, if elected as a director of the Corporation, with such person’s fiduciary duties under applicable law, (2) is not and will not become a party to any agreement, arrangement or understanding (whether written or oral) with any person or entity other than the Corporation with respect to any direct or indirect compensation, reimbursement or indemnification in connection with service or action as a director that has not been disclosed to the Corporation, (3) in such person’s individual capacity and on behalf of any person or entity on whose behalf the nomination is being made, would be in compliance, if elected as a director of the Corporation, and will comply with all applicable rules of the exchanges upon which the securities of the Corporation are listed and all applicable publicly disclosed corporate governance, conflict of interest, confidentiality and stock ownership and trading policies and guidelines of the Corporation, and (4) in such person’s individual capacity and on behalf of any Holder on whose behalf the nomination is being made, intends to serve a full term if elected as a director of the Corporation.

(vi) Special Meetings of Stockholders. Nominations of persons for election to the Board may be made at a special meeting of stockholders at which directors are to be elected pursuant to the Corporation’s notice of meeting: (i) by or at the direction of the Board and (ii) provided that the Board has determined that directors shall be elected at such meeting, by any stockholder of the Corporation who (1) is a stockholder of record on the date of the giving of the notice provided for in this Section 2.4, on the record date for the determination of stockholders entitled to notice of, and to vote at, such special meeting and at the time of such special meeting, (2) is entitled to vote at such special meeting, and (3) complies with the notice procedures set forth in this Section 2.4. In the event the Corporation calls a special meeting of stockholders for the purpose of electing one or more directors to the Board, any Noticing Stockholder entitled to vote in such election of directors may nominate a person or persons (as the case may be) for election to such position(s) as specified in the Corporation’s notice of meeting, if the Noticing Stockholder’s notice as required by Section 2.4(i) (including the completed and signed questionnaire, representation and agreement and any and all other information required by Section 2.4) shall be delivered to the Secretary at the principal executive offices of the Corporation in proper written form not earlier than the Close of Business on the 120th day prior to the special meeting and not later than the Close of Business on the later of the 90th day prior to the special meeting or the 10th day following the day on which Public Announcement of the date of the special meeting and of the nominees proposed by the Board to be elected at such meeting is first made by the Corporation. In no event shall the Public Announcement of an adjournment, recess, rescheduling or postponement of a special meeting commence a new time period (or extend any time period) for the giving of a Noticing Stockholder’s notice as described above.

(vii) General.

(a)	Only such persons who are nominated in accordance with the procedures set forth in subsections (i) and (ii) of this Section 2.4 (in the case of an annual or special meeting) shall be eligible for election to serve as directors and only such other business shall be conducted at a meeting of stockholders as shall have been brought before the meeting in accordance with the procedures set forth in this Section 2.4. Except as otherwise provided by law, the Certificate or these Bylaws, the Chair of the Board shall have the power and duty to determine whether a nomination or any other business proposed to be brought before the meeting was made or proposed, as the case may be, in accordance with the procedures set forth in these Bylaws (including whether the Noticing Stockholder or other Holder, if any, on whose behalf the nomination is being made or other business is being proposed solicited (or is part of a group which solicited) or did not so solicit, as the case may be, proxies in support of such Noticing Stockholder’s nominee or other business in compliance with such stockholder’s representation as required by clauses (5) and (7) of Section 2.4(iii)(c)). If any proposed nomination or other business was not made or proposed in compliance with these Bylaws, the chair of the meeting of stockholders shall have the power and duty to declare to the meeting that any such nomination or other business was not properly brought before the meeting and in accordance with the provisions of these Bylaws, and that such nomination or other business not properly brought before the meeting shall be disregarded and/or shall not be transacted.

(b)	In addition, to be considered timely, a Noticing Stockholder’s notice shall be further updated and supplemented, if necessary, so that the information provided or required to be provided in such notice shall be true and correct as of the record date for the meeting and as of the date that is ten (10) Business Days prior to the meeting or any adjournment, recess, rescheduling or postponement thereof, and such update and supplement shall be delivered to the Secretary at the principal executive offices of the Corporation not later than five (5) Business Days after the record date for the meeting in the case of the update and supplement required to be made as of the record date, and not later than eight (8) Business Days prior to the date of the meeting or any adjournment, recess, rescheduling or postponement thereof in the case of the update and supplement required to be made as of ten (10) Business Days prior to the meeting or any adjournment, recess, rescheduling or postponement thereof. In addition, if the Noticing Stockholder has delivered to the Corporation a notice relating to the nomination of directors, the Noticing Stockholder shall deliver to the Corporation not later than eight (8) Business Days prior to the date of the meeting or any adjournment, recess, rescheduling or postponement thereof reasonable evidence that it has complied with the requirements of Rule 14a-19 of the Exchange Act (or any successor provision). For the avoidance of doubt, the obligation to update and supplement set forth in this paragraph or any other Section of these Bylaws shall not (x) limit the Corporation’s rights with respect to any deficiencies in any notice provided by a stockholder, (y) extend any applicable deadlines hereunder or (z) enable or be deemed to permit a stockholder who has previously submitted notice hereunder to amend or update any proposal or to submit any new proposal, including by changing or adding nominees, matters, business and/or resolutions proposed to be brought before a meeting of stockholders.

(c)	Notwithstanding anything to the contrary in these Bylaws, if the Noticing Stockholder (or a qualified representative of the Noticing Stockholder) does not appear at the annual or special meeting of stockholders, as applicable, to present a nomination or other business, such nomination shall be disregarded and such other business shall not be transacted, notwithstanding that proxies in respect of such vote may have been received by the Corporation. For purposes of this Section 2.4, to be considered a “qualified representative” of the Noticing Stockholder, a person must be authorized by a document authorizing another person or persons to act for such stockholder as proxy at the meeting of stockholders and such person must produce the document or a reliable reproduction of such document at the meeting of stockholders. A stockholder may authorize another person or persons to act for such stockholder as proxy by transmitting or authorizing the transmission of an electronic transmission to the person who will be the holder of the proxy or to a proxy solicitation firm, proxy support service organization or like agent duly authorized by the person who will be the holder of the proxy to receive such transmission, provided that any such transmission must either set forth or be submitted with information from which it can be determined that the transmission was authorized by the stockholder. If it is determined that such transmissions are valid, the inspectors or, if there are no inspectors, such other persons making that determination shall specify the information upon which such inspectors or such persons relied.

(d)	Any stockholder directly or indirectly soliciting proxies from other stockholders must use a proxy card color other than white, which shall be reserved for exclusive use by the Board. If any stockholder or Stockholder Associated Person provides notice pursuant to Rule 14a-19(b) under the Exchange Act, such stockholder or Stockholder Associated Person shall deliver to the Corporation, within five (5) business days prior to the applicable meeting, reasonable evidence that it has met the requirements of Rule l4a-19 under the Exchange Act.

(e)	Notwithstanding anything in these Bylaws to the contrary, unless otherwise required by law, if any stockholder or Stockholder Associated Person (i) provides notice pursuant to Rule 14a-19(b) under the Exchange Act with respect to any stockholder nominee and (ii) subsequently fails to comply with the requirements of Rule 14a-19(a)(2) or Rule 14a-19(a)(3) under the Exchange Act, or fails to timely provide reasonable evidence sufficient to satisfy the Corporation that such stockholder or Stockholder Associated Person has met the requirements of Rule 14a-19 under the Exchange Act, then the nomination of each such stockholder nominee shall be disregarded, notwithstanding that proxies or votes in respect of the election of such stockholder nominee may have been received by the Corporation (which proxies and votes shall be disregarded except for the purpose of determining a quorum).

(f)	For purposes of these Bylaws,

(1)	“affiliate” shall have the meaning attributed to such term in Rule 12b-2 under the Exchange Act;

(2)	“associate” shall have the meaning attributed to such term in Rule 12b-2 under the Exchange Act;

(3)	“Business Day” means each Monday, Tuesday, Wednesday, Thursday and Friday that is not a day on which banking institutions in New York, New York are authorized or obligated by law or executive order to close;

(4)	“Close of Business” on a particular day means 5:00 p.m. local time at the principal executive offices of the Corporation, and, if an applicable deadline falls on the Close of Business on a day that is not a Business Day, then the applicable deadline shall be deemed to be the Close of Business on the immediately preceding Business Day;

(5)	“delivered” means, solely for purposes of this Article II, both (x) hand delivery, overnight courier service or sent and received by certified or registered mail, return receipt requested, in each case, to the Secretary at the principal executive offices of the Corporation, and (y) electronic mail to the Secretary;

(6)	“immediate family member” means a person’s child, stepchild, parent, stepparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, sister-in-law and anyone (other than a tenant or employee) sharing the household of such person;

(7)	“Public Announcement” means disclosure (x) in a press release released by the Corporation, provided such press release is released by the Corporation following its customary procedures, as reported by the Dow Jones News Service, Associated Press or a comparable national news service, or is generally available on internet news sites, or (y) in a document publicly filed by the Corporation with the SEC pursuant to Sections 13, 14 or 15(d) of the Exchange Act; and

(8)	“Stockholder Associated Person” of any Holder means (x) any affiliate or associate of such Holder or any member of a “group” (as such term is used in Rule 13d-5 under the Exchange Act (or any successor provision at law)) with such holder, (y) any person controlling, controlled by or under common control with such Holder, and (z) any immediate family member of such Holder.

(viii) Other Requirements and Rights. In addition to the foregoing provisions of this Section 2.4, a stockholder must also comply with all applicable requirements of state law and of the Exchange Act and the rules and regulations thereunder with respect to the matters set forth in this Section 2.4. Nothing in this Section 2.4 shall be deemed to affect any rights of:

(a)	a stockholder to request inclusion of proposals in the Corporation’s proxy statement pursuant to Rule 14a-8 (or any successor provision) under the Exchange Act; or

(b)	the Corporation to omit a proposal from the Corporation’s proxy statement pursuant to Rule 14a-8 (or any successor provision) under the Exchange Act.

Section 2.5 Notice of Stockholders’ Meetings. The Corporation shall give a notice in writing of the place, if any, date and hour of each meeting of stockholders and the means of remote communications, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such meeting, the record date for determining the stockholders entitled to vote at the meeting, if such date is different from the record date for determining stockholders entitled to notice of the meeting, and, in the case of a special meeting, the purpose or purposes for which the meeting is called. Such notice may be delivered personally, by mail or by any other manner allowed by the General Corporation Law of the State of the Delaware (the “General Corporation Law”). Without limiting the manner by which notice otherwise may be given effectively to stockholders, if such notice is mailed, it shall be deemed to have been given when deposited in the United States mail, postage prepaid, directed to the stockholder at such stockholder’s address as it appears on the record of the Corporation. Except as otherwise provided in the General Corporation Law, the Certificate or these Bylaws, the written notice of any meeting of stockholders shall be given not less than 10 nor more than 60 days before the date of the meeting to each stockholder entitled to vote at such meeting as of the record date for determining the stockholders entitled to notice of the meeting.

Section 2.6 Quorum. The holders of one-third of the aggregate voting power of the capital stock issued and outstanding and entitled to vote, present in person or represented by proxy, shall constitute a quorum for the transaction of business at all meetings of the stockholders, except where a different quorum is required by the General Corporation Law, the Certificate or these Bylaws. Where a separate vote by a class or series or classes or series is required, one-third of the outstanding shares of such class or series or classes or series, present in person or represented by proxy, shall constitute a quorum (as to such class or series) entitled to take action with respect to that vote on that matter, except as otherwise provided by law, the Certificate or these Bylaws. Abstentions and non-votes by brokers are counted as present for purposes of determining a quorum.

If a quorum is not present or represented at any meeting of the stockholders, then either (i) the chair of the meeting, or (ii) the holders of a majority of the shares entitled to vote at the meeting, present in person or represented by proxy, shall have power to adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum is present or represented. At such adjourned meeting at which a quorum is present or represented, any business may be transacted that might have been transacted at the meeting as originally noticed.

Section 2.7 Adjourned Meeting; Notice. When a meeting is adjourned to another time and/or place, unless these Bylaws otherwise require, notice need not be given of the adjourned meeting if the time, place, if any, thereof and the means of remote communications, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such adjourned meeting are (i) announced at the meeting at which the adjournment is taken, (ii) displayed, during the time scheduled for the meeting, on the same electronic network used to enable stockholders and proxy holders to participate in the meeting by means of remote communication or (iii) set forth in the notice of meeting given in accordance with these Bylaws. At the adjourned meeting, the Corporation may transact any business which might have been transacted at the original meeting. If the adjournment is for more than 30 days or a new record date for stockholders entitled to vote is fixed for the adjourned meeting, a notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the meeting.

Section 2.8 Conduct of Business. The Board may, to the extent not prohibited by law or in contravention of the provisions of these Bylaws or the Certificate, adopt such rules and regulations for the conduct of meetings of stockholders as it shall deem appropriate. Except to the extent inconsistent with such rules and regulations as adopted by the Board, the chair of any meeting of stockholders shall have the exclusive right and authority to prescribe such rules, regulations and procedures and to do all such acts as, in the judgment of the chair, are appropriate for the proper conduct of the meeting. Such rules, regulations or procedures, whether adopted by the Board or prescribed by the chair of the meeting, may include, without limitation, the following: (i) the establishment of an agenda or order of business for the meeting; (ii) rules and procedures for maintaining order at the meeting and the safety of those present, including regulation of the manner of voting and the conduct of discussion; (iii) limitations on attendance at or participation in the meeting to stockholders of record of the Corporation, their duly authorized and constituted proxies or such other persons as the chair of the meeting shall determine; (iv) restrictions on entry to the meeting after the time fixed for the commencement thereof; (v) limitations on or the elimination of time allotted to questions or comments by participants; and (vi) restrictions on the use of cell phones, audio or video recording devices and other devices at the meeting. The chair of any meeting of stockholders shall be designated by the Board; in the absence of such designation, the Chair of the Board, if any, the Lead Independent Director (as defined below) (in the absence of the Chair of the Board), the Chief Executive Officer (in the absence of the Chair of the Board and the Lead Independent Director) or the President (in the absence of the Chair of the Board and the Lead Independent Director and the Chief Executive Officer), or in their absence any other director or officer of the Corporation selected by the Board, shall serve as chair of the stockholder meeting. The chair of the meeting shall have the power, right and authority to convene, recess or adjourn any meeting of stockholders.

Section 2.9 Voting.

(i) Voting Rights. Except as may be otherwise provided by law, the Certificate, these Bylaws or any Certificate of Designation (as such term is defined in the Certificate), each stockholder of record of any series of Preferred Stock shall be entitled at each meeting of the stockholders to such number of votes, if any, for each share of such stock as may be fixed in the Certificate or in the resolution or resolutions adopted by the Board providing for the issuance of such stock and each stockholder of record of the Corporation’s Common Stock (as defined in the Certificate) shall be entitled at each meeting of the stockholders to one vote for each such share of such stock registered in such stockholder’s name on the books of the Corporation on the date fixed pursuant to Section 2.11 of these Bylaws as the record date for the determination of stockholders entitled to notice of and to vote at such meeting. Any share of capital stock of the Corporation held by the Corporation shall have no voting rights.

(ii) Vote Required. Except as otherwise required by law, the Certificate or these Bylaws, in all matters other than the election of directors, the affirmative vote of a majority of the shares cast shall be the act of the stockholders. Except as otherwise required by law, the Certificate or these Bylaws, the vote required for election of a director by the stockholders at a meeting of stockholders shall be the affirmative vote of a plurality of the votes cast in respect of the shares present in person or represented by proxy at the meeting and entitled to vote on the election of directors.

(iii) Abstentions and Broker Non-Votes. In determining the number of votes cast for or against, as applicable, a proposal or nominee, shares abstaining from voting on a matter will not be treated as a vote cast. A non-vote by a broker will be counted for purposes of determining a quorum but not for purposes of determining the number of votes cast.

Section 2.10 No Stockholder Action by Written Consent Without a Meeting. Except as otherwise set forth in the Certificate, subject to the rights of any series of Preferred Stock then outstanding, no action shall be taken by the stockholders of the Corporation except at a duly called annual or special meeting of stockholders and no action shall be taken by the stockholders of the Corporation by written consent in lieu of a meeting.

Section 2.11 Record Dates.

(i) In order that the Corporation may determine the stockholders entitled to notice of any meeting of stockholders or any adjournment thereof, the Board may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board and which record date shall not be more than 60 nor less than 10 days before the date of such meeting. If the Board so fixes a date, such date shall also be the record date for determining the stockholders entitled to vote at such meeting unless the Board determines, at the time it fixes such record date, that a later date on or before the date of the meeting shall be the date for making such determination. If no record date is fixed by the Board, the record date for determining stockholders entitled to notice of and to vote at a meeting of stockholders shall be at the close of business on the day next preceding the day on which notice is given, or, if notice is waived, at the close of business on the day next preceding the day on which the meeting is held. A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided, however, that the Board may fix a new record date for determination of stockholders entitled to vote at the adjourned meeting.

(ii) In order that the Corporation may determine the stockholders entitled to receive payment of any dividend or other distribution or allotment of any rights or the stockholders entitled to exercise any rights in respect of any change, conversion or exchange of stock, or for the purpose of any other lawful action, the Board may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted, and which record date shall be not more than 60 days prior to such action. If no record date is fixed, the record date for determining stockholders for any such purpose shall be at the close of business on the day on which the Board adopts the resolution relating thereto.

Section 2.12 Proxies. Each stockholder entitled to vote at a meeting of stockholders may authorize another person or persons to act for such stockholder by proxy but such proxy, whether revocable or irrevocable, must comply with the applicable requirements of Delaware law.

Section 2.13 List of Stockholders Entitled to Vote. The Corporation shall prepare no later than the 10th day before each meeting of stockholders, a complete list of the stockholders entitled to vote at the meeting; provided, however, if the record date for determining the stockholders entitled to vote is less than 10 days before the meeting date, the list shall reflect the stockholders entitled to vote as of the 10th day before the meeting date, arranged in alphabetical order and showing the address of each stockholder and the number of shares registered in the name of each stockholder. The Corporation shall not be required to include electronic mail addresses or other electronic contact information on such list. Such list shall be open to the examination of any stockholder, for any purpose germane to the meeting for a period of 10 days ending on the day before the meeting date: (i) on a reasonably accessible electronic network, provided that the information required to gain access to such list was provided with the notice of the meeting; or (ii) during ordinary business hours, at the principal place of business of the Corporation. The stock ledger of the Corporation shall be the only evidence as to who are the stockholders entitled to examine the stock ledger and the list of stockholders or to vote in person or by proxy at any meeting of stockholders.

ARTICLE III
DIRECTORS

Section 3.1 Board Power. The business and affairs of the Corporation shall be managed by and under the direction of the Board, except as may be otherwise provided in the General Corporation Law or the Certificate. In addition to the powers and authority expressly conferred upon them by applicable law or by the Certificate or these Bylaws, the Board is hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation, except as otherwise specifically required by law or as otherwise provided in the Certificate.

Section 3.2 Board Size. Subject to the provisions of the Certificate, the Board shall consist of no less than five members and no more than 15 members, each of whom shall be a natural person. The number of directors shall be determined from time to time solely by resolution of the Board in accordance with the provisions of the Certificate. No reduction of the authorized number of directors shall have the effect of removing any director before that director’s term of office expires.

Section 3.3 Election, Qualification and Term of Office of Directors. Except as provided in Section 3.4 of these Bylaws and subject to the provisions of the Certificate, each director shall hold office until the annual meeting at which such director’s term expires and until such director’s successor is duly elected and qualified, or until such director’s earlier death, resignation, disqualification or removal. Directors need not be stockholders unless so required by the Certificate or these Bylaws. The Certificate or these Bylaws may prescribe other qualifications for directors.

Section 3.4 Removal of Directors. Directors may be removed from the Board at any time as provided in the Certificate.

Section 3.5 Resignation and Vacancies.

(i) Any director may resign at any time by delivering a resignation in writing or by electronic transmission, signed by such director, to the Chair of the Board or the Secretary; provided, however, that if such notice is given by electronic transmission, such electronic transmission must either set forth or be submitted with information from which it can be determined that the electronic transmission was authorized by the director. A resignation is effective when the resignation is delivered unless the resignation specifies a later effective date or an effective date determined upon the happening of an event or events. Acceptance of such resignation shall not be necessary to make it effective.

(ii) Vacancies and newly created directorships on the Board shall be filled in the manner provided in the Certificate. A person so elected to fill a vacancy or newly created directorship shall hold office for a term expiring at the next election of the class for which such director shall have been chosen and until such director’s successor shall have been duly elected and qualified, or until such director’s earlier death, resignation, disqualification or removal.

Section 3.6 Place of Meetings; Meetings by Remote Communication. The Board may hold meetings, both regular and special, either within or without the State of Delaware. Members of the Board, or any committee designated by the Board, may participate in a meeting of the Board, or any committee, by means of remote communication, including without limitation, by means of conference telephone or other communications equipment by means of which all persons participating in the meeting can hear each other, and such participation in a meeting shall constitute presence in person at the meeting.

Section 3.7 Regular Meetings. Regular meetings of the Board may be held without notice at such time and at such place as shall from time to time be determined by the Board.

Section 3.8 Special Meetings; Notice. Special meetings of the Board for any purpose or purposes may be called at any time by the Chairperson of the Board, the Lead Independent Director (if any), the Chief Executive Officer or a majority of the directors then in office, at such times and places as such person or persons shall designate. Notice of special meetings of the Board shall be given to each director by mailing it to such director’s residence or usual place of business (accompanied by an electronic transmission of such notice) at least twenty-four (24) hours before the date of the meeting or by telephone or electronic transmission at least twenty-four (24) hours before the meeting. Notice need not be given to any director who submits a signed waiver of notice before or after the meeting or who attends the meeting without protesting the lack of notice to such person, either before the meeting or when it begins. Notice of any adjourned meeting need not be given, other than by announcement at the meeting at which the adjournment is taken.

Section 3.9 Quorum; Voting. At all meetings of the Board a majority of the total number of directors then in office shall constitute a quorum for the transaction of business, unless a greater number is required by applicable law. If a quorum is not present at any meeting of the Board, then the directors present thereat may adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum is present. A meeting at which a quorum is initially present may continue to transact business notwithstanding the withdrawal of directors, if any action taken is approved by at least a majority of the required quorum for that meeting. The vote of a majority of the directors present at any meeting at which a quorum is present shall be the act of the Board, except as may be otherwise specifically provided by statute, the Certificate or these Bylaws.

Section 3.10 Board Action by Written Consent Without a Meeting. Unless otherwise restricted by the Certificate or these Bylaws, any action required or permitted to be taken at any meeting of the Board, or of any committee thereof, may be taken without a meeting if all members of the Board or committee, as the case may be, consent thereto in writing or by electronic transmission and any consent may be documented, signed and delivered in any manner permitted by Section 116 of the General Corporation Law. After an action is taken, the consent or consents relating thereto shall be filed with the minutes of proceedings of the Board or committee.

Section 3.11 Fees and Compensation of Directors. Unless otherwise restricted by the Certificate or these Bylaws, the Board shall have the authority to fix the compensation, including fees, equity grants and reimbursement of expenses, of directors for services to the Corporation in any capacity.

Section 3.12 The Chair of the Board. The Chair of the Board shall have the powers and duties customarily and usually associated with the office of the Chair of the Board. The Chair of the Board shall preside at meetings of the stockholders and of the Board.

Section 3.13 Lead Independent Director. In the event that the Chair of the Board is an employee or officer of the Corporation, the Board may choose to appoint from its members a lead independent director from among their members that are Independent Directors (as defined below) (such director, the “Lead Independent Director”), which may be the Chair of the Board if the Chair is independent. If the Board appoints a Lead Independent Director, such Lead Independent Director shall perform such duties and possess such powers as are assigned by the Board, including presiding at all meetings at which the Chair of the Board is not present and calling meetings of the Corporation’s independent directors. For purposes of these Bylaws, “Independent Director” has the meaning ascribed to such term under the rules of the exchange upon which the Corporation’s Class A Common Stock is primarily traded.

ARTICLE IV
COMMITTEES

Section 4.1 Committees of Directors. The Board shall appoint one or more of its members to an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee, and may from time to time establish by resolution adopted by a majority of the entire Board, additional committees of its members. Subject to Section 4.5 of these Bylaws, the Board may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee. Any such committee, to the extent provided in the resolution of the Board or in these Bylaws, shall have and may exercise all the powers and authority of the Board in the management of the business and affairs of the Corporation, and may authorize the seal of the Corporation to be affixed to all papers that may require it; provided, however, that no such committee shall have the power or authority to (i) approve or adopt, or recommend to the stockholders, any action or matter (other than the election or removal of directors) expressly required by the General Corporation Law to be submitted to stockholders for approval, or (ii) adopt, amend or repeal any bylaw of the Corporation. A Director’s membership on a committee shall terminate on the date of his, her or their death or resignation, removal or disqualification from the Board, but the Board may at any time for any reason remove any individual committee member from any committee and the Board may, subject to any requirements specifically set forth in this Article IV, fill any committee vacancy.

Section 4.2 Committee Minutes. Each committee shall keep regular minutes of its meetings and report its actions to the Board.

Section 4.3 Meetings and Action of Committees.

Meetings and actions of committees shall be governed by, and held and taken in accordance with, the provisions of:

(i)	Section 3.6 (place of meetings and meetings by telephone);

(ii)	Section 3.7 (regular meetings);

(iii)	Section 3.8 (special meetings; notice);

(iv)	Section 3.9 (quorum; voting);

(v)	Section 3.10 (action without a meeting); and

(vi)	Section 7.5 (waiver of notice) with such changes in the context of those bylaws as are necessary to substitute the committee and its members for the Board and its members. However:

(a)	the time of regular meetings of committees may be determined by resolution of the committee or the chair of such committee; and

(b)	special meetings of committees may also be called by resolution of the committee or the chair of such committee.

The Board may adopt rules for the governance of any committee not inconsistent with the provisions of these Bylaws. Any committee, to the extent permitted by applicable law, shall have and may exercise all the powers and authority of the Board in the management of the business and affairs of the Corporation and may authorize the seal of the Corporation to be affixed to all papers that may require it to the extent so authorized by the Board. Unless the Board provides otherwise, at all meetings of such committee, the majority of the then authorized members of the committee shall constitute a quorum for the transaction of business, and the vote of the majority of the members of the committee present at any meeting at which there is a quorum shall be the act of the committee. Unless the Board provides otherwise, each committee designated by the Board may make, alter, and repeal rules and procedures for the conduct of its business. In the absence of such rules and procedures each committee shall conduct its business in the same manner as the Board conducts its business.

Section 4.4 Subcommittees. Unless otherwise provided under applicable law, or in the Certificate, these Bylaws or the resolutions of the Board designating the committee, a committee may create one or more subcommittees, each subcommittee to consist of one or more members of the committee, and delegate to a subcommittee any or all of the powers and authority of the committee.

ARTICLE V
OFFICERS

Section 5.1 Officers. The officers of the Corporation shall be a Chief Executive Officer, a Chief Financial Officer, a Secretary and such other officers and assistant officers as may be deemed necessary or desirable by the Board. Any number of offices may be held by the same person. In its discretion, the Board may choose not to fill any office for any period as it may deem advisable; provided, however, that there shall always be (i) a Chief Executive Officer, (ii) a Secretary and (iii) a Chief Financial Officer.

Section 5.2 Appointment of Officers. The Board shall appoint the officers of the Corporation, except such officers as may be appointed in accordance with the provisions of Section 5.3 of these Bylaws, subject to the rights, if any, of an officer under any contract of employment. A vacancy in any office because of death, resignation, removal, disqualification or any other cause shall be filled in the manner prescribed in this Article V for the regular election to such office.

Section 5.3 Subordinate Officers. The Board may appoint, or empower the Chief Executive Officer to appoint, such other officers and agents as the business of the Corporation may require. Each of such officers and agents shall hold office for such period, have such authority, and perform such duties as are provided in these Bylaws or as the Board may from time to time determine.

Section 5.4 Removal and Resignation of Officers. Any officer may be removed, either with or without cause, by an affirmative vote of the majority of the Board at any regular or special meeting of the Board or, except in the case of an officer chosen by the Board, by any officer upon whom such power of removal may be conferred by the Board. Any officer may resign at any time by giving written or electronic notice to the Corporation; provided, however, that if such notice is given by electronic transmission, such electronic transmission must either set forth or be submitted with information from which it can be determined that the electronic transmission was authorized by the officer. Any resignation shall take effect at the date of the receipt of that notice or at any later time specified in that notice. Unless otherwise specified in the notice of resignation, the acceptance of the resignation shall not be necessary to make it effective. Any resignation is without prejudice to the rights, if any, of the Corporation under any contract to which the officer is a party.

Section 5.5 Vacancies in Offices. Any vacancy occurring in any office of the Corporation shall be filled by the Board as provided in Section 5.2 and 5.3.

Section 5.6 Representation of Shares of Other Corporations. The Chair of the Board, the Lead Independent Director, the Chief Executive Officer, the Chief Financial Officer the Secretary, or any other person authorized by the Board, the Chair of the Board, the Lead Independent Director or the Chief Executive Officer is authorized to vote, represent, and exercise on behalf of this Corporation all rights incident to any and all shares of any other corporation or corporations standing in the name of this Corporation. The authority granted herein may be exercised either by such person directly or by any other person authorized to do so by proxy or power of attorney duly executed by such person having the authority.

Section 5.7 Authority and Duties of Officers. All officers of the Corporation shall respectively have such authority and perform such duties in the management of the business of the Corporation as may be designated from time to time by the Board and, to the extent not so provided, as generally pertain to their respective offices, subject to the control of the Board.

Section 5.8 The Chief Executive Officer. The Chief Executive Officer shall have, subject to the supervision, direction and control of the Board, ultimate authority for decisions relating to the supervision, direction and management of the affairs and the business of the Corporation customarily and usually associated with the position of Chief Executive Officer, including, without limitation, all powers necessary to direct and control the organizational and reporting relationships within the Corporation. If at any time the office of the Chair and Lead Independent Director of the Board shall not be filled, or in the event of the temporary absence or disability of the Chair of the Board and the Lead Independent Director, the Chief Executive Officer shall perform the duties and exercise the powers of the Chair of the Board unless otherwise determined by the Board.

Section 5.9 The Secretary. The Secretary shall attend meetings of the Board and meetings of the stockholders and record all votes and minutes of all such proceedings in a book or books kept for such purpose. The Secretary shall have all such further powers and duties set forth in these Bylaws and as are customarily and usually associated with the position of Secretary or as may from time to time be assigned to him or her by the Board, the Chair of the Board, or the Chief Executive Officer.

Section 5.10 The Chief Financial Officer. The Chief Financial Officer shall be responsible for maintaining the Corporation’s accounting records and statements, and shall keep full and accurate accounts of receipts and disbursements in books belonging to the Corporation. The Chief Financial Officer shall also maintain adequate records of all assets, liabilities and transactions of the Corporation and shall assure that adequate audits thereof are currently and regularly made. The Chief Financial Officer shall have all such further powers and perform all such further duties as are customarily and usually associated with the position of Chief Financial Officer, or as may from time to time be assigned to him or her by the Board, the Chair of the Board or the Chief Executive Officer. Unless a treasurer has been appointed separately in accordance with these Bylaws, the Chief Financial Officer shall also perform the duties customarily and usually associated with the position of treasurer.

ARTICLE VI
CAPITAL STOCK

Section 6.1 Stock Certificates; Uncertificated Shares. The shares of the Corporation may be represented by certificated or uncertificated shares and may be evidenced by a book-entry system maintained by the registrar of such shares, as determined by the Corporation in accordance with applicable law. Except as otherwise expressly provided by law, the rights and obligations of the holders of uncertificated stock and the rights and obligations of the holders of certificates representing stock of the same class and series shall be identical.

(i) Shares with Certificates. Each certificate of stock issued by the Corporation shall be signed (either manually or in facsimile) by any two authorized officers of the Corporation representing the number of shares registered in certificate form. If any person who signed a certificate no longer holds office when the certificate is issued, the certificate will be nonetheless valid. The Corporation shall not have power to issue a certificate in bearer form. If the Board chooses to issue shares of stock evidenced by a certificate or certificates, each individual certificate shall include the following on its face: (i) the Corporation’s name, (ii) the fact that the Corporation is organized under the laws of Delaware, (iii) the name of the person to whom the certificate is issued, (iv) the number of shares represented thereby, (v) the class of shares and the designation of the series, if any, which the certificate represents, and (vi) such other information as required under the Certificate or applicable law or as may be lawful. If the Corporation is authorized to issue different classes of shares or different series within a class, the designations, relative rights, preferences and limitations determined for each series (and the authority of the Board to determine variations for future series) shall be summarized on the front or back of each certificate. Alternatively, each certificate shall state on its front or back that the Corporation will furnish the stockholder this information in writing, without charge, upon request.

(ii) Shares without Certificates. If the Board chooses to issue shares of stock without certificates, the Corporation, if required by the Exchange Act, shall, within a reasonable time after the issue or transfer of shares without certificates, send the stockholder a written notice containing the information required to be set forth or stated on certificates pursuant to the General Corporation Law. The Corporation may adopt a system of issuance, recordation and transfer of its shares of stock by electronic or other means not involving the issuance of certificates, provided the use of such system by the Corporation is permitted in accordance with applicable law.

Section 6.2 Lost, Stolen or Destroyed Certificates. Except as provided in this Section 6.2, no new certificates for shares shall be issued to replace a previously issued certificate unless the latter is surrendered to the Corporation and cancelled at the same time. The Corporation may issue a new certificate of stock or uncertificated shares in the place of any certificate theretofore issued by it, alleged to have been lost, stolen or destroyed. The Corporation may, subject to Section 167 of the General Corporation Law, determine the conditions upon which a new share certificate or uncertificated shares may be issued in place of any certificate alleged to have been lost, stolen or destroyed. The Corporation may, in its sole discretion, require the owner of the lost, stolen or destroyed certificate, or such owner’s legal representative, to give the Corporation a bond sufficient to indemnify it against any claim that may be made against it on account of the alleged loss, theft or destruction of any such certificate or the issuance of such new certificate or uncertificated shares.

Section 6.3 Dividends. The Board, subject to any restrictions contained in the Certificate or applicable law, may declare and pay dividends upon the shares of the Corporation’s capital stock. Dividends may be paid in cash, in property, or in shares of the corporation’s capital stock, subject to the provisions of the Certificate.

Section 6.4 Transfer of Stock. Transfers of record of shares of stock of the Corporation shall be made only upon its books by the holders thereof, in person or by an attorney duly authorized, and, if such stock is certificated, upon the surrender of a certificate or certificates for a like number of shares, properly endorsed or accompanied by proper evidence of succession, assignation or authority to transfer; provided, however, that such succession, assignment or authority to transfer is not prohibited by the Certificate, these Bylaws, applicable law or contract.

Section 6.5 Stock Transfer Agreements. The Corporation shall have power to enter into and perform any agreement with any number of stockholders of any one or more classes of stock of the Corporation to restrict the transfer of shares of stock of the Corporation of any one or more classes owned by such stockholders in any manner not prohibited by the General Corporation Law.

Section 6.6 Registered Stockholders. The Corporation:

(i)	shall be entitled to recognize the exclusive right of a person registered on its books as the owner of shares to receive dividends and to vote as such owner;

(ii)	shall be entitled to hold liable for calls and assessments the person registered on its books as the owner of shares; and

(iii)	shall not be bound to recognize any equitable or other claim to or interest in such share or shares on the part of another person, whether or not it shall have express or other notice thereof, except as otherwise provided by the laws of Delaware.

ARTICLE VII

MANNER OF GIVING NOTICE AND WAIVER

Section 7.1 Notice of Stockholders’ Meetings. Notice of any meeting of stockholders, if mailed, is given when deposited in the United States mail, postage prepaid, directed to the stockholder at such stockholder’s address as it appears on the Corporation’s records. An affidavit of the Secretary or an Assistant Secretary of the Corporation or of the transfer agent or other agent of the Corporation that the notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein.

Section 7.2 Notice by Electronic Transmission. Without limiting the manner by which notice otherwise may be given effectively to stockholders pursuant to the General Corporation Law, the Certificate or these Bylaws, any notice to stockholders given by the Corporation under any provision of the General Corporation Law, the Certificate or these Bylaws shall be effective if given by a form of electronic transmission consented to by the stockholder to whom the notice is given. Any such consent shall be revocable by the stockholder by written notice to the Corporation. Any such consent shall be deemed revoked if:

(i)	the Corporation is unable to deliver by electronic transmission two consecutive notices given by the Corporation in accordance with such consent; and

(ii)	such inability becomes known to the Secretary or an Assistant Secretary of the Corporation or to the transfer agent, or other person responsible for the giving of notice.

However, the inadvertent failure to discover such inability shall not invalidate any meeting or other action.

Any notice given pursuant to the preceding paragraph shall be deemed given:

(I)	if by facsimile telecommunication, when directed to a number at which the stockholder has consented to receive notice;

(II)	if by electronic mail, when directed to the stockholder’s electronic mail address unless the stockholder has notified the Corporation in writing or by electronic transmission of an objection to receiving notice by electronic mail or such notice is prohibited by Section 232(e) of the General Corporation Law;

(III)	if by a posting on an electronic network together with separate notice to the stockholder of such specific posting, upon the later of (x) such posting and (y) the giving of such separate notice; and

(IV)	if by any other form of electronic transmission, when directed to the stockholder.

An affidavit of the Secretary or an Assistant Secretary or of the transfer agent or other agent of the Corporation that the notice has been given by a form of electronic transmission shall, in the absence of fraud, be prima facie evidence of the facts stated therein.

An “electronic transmission” means any form of communication, not directly involving the physical transmission of paper, including the use of, or participation in, one or more electronic networks or databases (including one or more distributed electronic networks or databases), that creates a record that may be retained, retrieved, and reviewed by a recipient thereof, and that may be directly reproduced in paper form by such a recipient through an automated process.

Section 7.3 Notice to Stockholders Sharing an Address. Except as otherwise prohibited under the General Corporation Law, without limiting the manner by which notice otherwise may be given effectively to stockholders, any notice to stockholders given by the Corporation under the provisions of the General Corporation Law, the Certificate or these Bylaws shall be effective if given by a single written notice to stockholders who share an address if consented to by the stockholders at that address to whom such notice is given. Any such consent shall be revocable by the stockholder by written notice to the Corporation. Any stockholder who fails to object in writing to the Corporation, within 60 days of having been given written notice by the Corporation of its intention to send the single notice, shall be deemed to have consented to receiving such single written notice.

Section 7.4 Notice to Person with Whom Communication Is Unlawful. Whenever notice is required to be given under the General Corporation Law, the Certificate or these Bylaws, to any person with whom communication is unlawful, the giving of such notice to such person shall not be required and there shall be no duty to apply to any governmental authority or agency for a license or permit to give such notice to such person. Any action or meeting which shall be taken or held without notice to any such person with whom communication is unlawful shall have the same force and effect as if such notice had been duly given. In the event that the action taken by the Corporation is such as to require the filing of a certificate under the General Corporation Law, the certificate shall state, if such is the fact and if notice is required, that notice was given to all persons entitled to receive notice except such persons with whom communication is unlawful.

Section 7.5 Waiver of Notice. Whenever notice is required to be given to stockholders, directors or other persons under any provision of the General Corporation Law, the Certificate or these Bylaws, a written waiver, signed by the person entitled to notice, or a waiver by electronic transmission by the person entitled to notice, whether before or after the time of the event for which notice is to be given, shall be deemed equivalent to notice. Attendance of a person at a meeting shall constitute a waiver of notice of such meeting, except when the person attends a meeting for the express purpose of objecting at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened. Neither the business to be transacted at, nor the purpose of, any regular or special meeting of the stockholders or the Board, as the case may be, need be specified in any written waiver of notice or any waiver by electronic transmission unless so required by the Certificate or these Bylaws.

ARTICLE VIII
INDEMNIFICATION

Section 8.1 Indemnification of Directors and Officers in Third Party Proceedings. Subject to the other provisions of this Article VIII, the Corporation shall indemnify and hold harmless, to the fullest extent permitted by the General Corporation Law, as now or hereinafter in effect, any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit, arbitration, alternative dispute resolution mechanism, investigation, inquiry, judicial, administrative or legislative hearing, or any other threatened, pending or completed proceeding, whether civil, criminal, administrative, legislative, investigative or other nature and including any and all appeals (collectively, each a “Proceeding”) (other than an action by or in the right of the Corporation to procure a judgement in its favor) by reason of the fact that such person is or was a director or officer of the Corporation, or while a director of the Corporation or officer of the Corporation is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against all liability and loss suffered and expenses, including, without limitation, attorneys’ fees, judgments, fines, excise taxes under the Employee Retirement Income Security Act of 1974, as amended, damages, claims, penalties and amounts paid in settlement actually and reasonably incurred by such person in connection with such Proceeding, if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person’s conduct was unlawful. The termination of any Proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which such person reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that such person’s conduct was unlawful.

Section 8.2 Indemnification of Directors and Officers in Actions by or in the Right of the Corporation. Subject to the other provisions of this Article VIII, the Corporation shall indemnity, to the fullest extent permitted by the General Corporation Law, as now or hereinafter in effect, any person who was or is a party or is threatened to be made a party to any Proceeding by or in the right of the Corporation to procure a judgement in its favor by reason of the fact that such person is or was a director or officer of the Corporation, or while a director or officer of the Corporation is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against all liability and loss suffered and expenses, including, without limitation, attorneys’ fees, judgments, fines, ERISA excise taxes, damages, claims, penalties and amounts paid in settlement actually and reasonably incurred by such person in connection with such Proceeding, if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Corporation; except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the Corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

Section 8.3 Successful Defense. To the extent that a present or former director or officer of the Corporation has been successful on the merits or otherwise in defense of any Proceeding described in Section 8.1 or Section 8.2, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith to the extent not already advanced pursuant to Section 8.5.

Section 8.4 Indemnification of Others. Subject to the other provisions of this Article VIII, the Corporation shall have power to indemnify its employees and its agents to the extent not prohibited by the General Corporation Law or other applicable law. The Board shall have the power to delegate the determination of whether employees or agents shall be indemnified to such person or persons as the Board determines.

Section 8.5 Advanced Payment of Expenses. To the fullest extent permitted by applicable law, expenses (including attorneys’ fees) incurred by an officer or director of the Corporation in defending any Proceeding shall be paid by the Corporation, and expenses (including attorneys’ fees) incurred by the Corporation’s employees and agents in defending any Proceeding shall be paid by the Corporation, in advance of the final disposition of such Proceeding upon receipt of a written request therefor and an undertaking, by or on behalf of the person, to repay such amounts so advanced if it shall ultimately be determined by final judicial decision of a court of competent jurisdiction from which there is no further right to appeal that such person is not entitled to be indemnified under this Article VIII or the General Corporation Law.

Section 8.6 Non-Exclusivity of Rights. The indemnification and advancement of expenses provided by, or granted pursuant to, this Article VIII shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under the Certificate (including the indemnification provisions set forth in Article VII, Section 2 of the Certificate) or any statute, bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person’s official capacity and as to action in another capacity while holding such office. The Corporation is specifically authorized to enter into individual contracts with any or all of its directors, officers, employees or agents respecting indemnification and advancement of expenses, to the fullest extent not prohibited by the General Corporation Law or other applicable law.

Section 8.7 Insurance. The Corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the Corporation would have the power to indemnify such person against such liability under the provisions of the General Corporation Law.

Section 8.8 Survival. Notwithstanding anything to the contrary, the rights to indemnification and advancement of expenses conferred by this Article VIII shall be contract rights and shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

Section 8.9 Effect of Repeal or Modification. Any amendment, alteration or repeal of this Article VIII shall not adversely affect any right or protection hereunder of any person in respect of any act or omission occurring prior to such amendment, alteration or repeal.

Section 8.10 Certain Definitions. For purposes of this Article VIII, references to the “Corporation” shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under the provisions of this Article VIII with respect to the resulting or surviving corporation as such person would have with respect to such constituent corporation if its separate existence had continued. For purposes of this Article VIII, references to “other enterprises” shall include employee benefit plans; references to “fines” shall include any excise taxes assessed on a person with respect to an employee benefit plan; and references to “serving at the request of the Corporation” shall include any service as a director, officer, employee or agent of the Corporation which imposes duties on, or involves services by, such director, officer, employee or agent with respect to an employee benefit plan, its participants or beneficiaries; and a person who acted in good faith and in a manner such person reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner “not opposed to the best interests of the Corporation” as referred to in this Article VIII.

ARTICLE IX

GENERAL MATTERS

Section 9.1 Execution of Corporate Contracts and Instruments. Except as otherwise provided by law, the Certificate or these Bylaws, the Board may authorize any officer or officers, or agent or agents, to enter into any contract or execute any document or instrument in the name of and on behalf of the Corporation; such authority may be general or confined to specific instances. Unless so authorized or ratified by the Board or within the agency power of an officer, no officer, agent or employee shall have any power or authority to bind the Corporation by any contract or engagement or to pledge its credit or to render it liable for any purpose or for any amount.

Section 9.2 Fiscal Year. The fiscal year of the Corporation shall be fixed by resolution of the Board and may be changed by the Board.

Section 9.3 Seal. The Corporation may adopt a corporate seal, which shall be adopted and which may be altered by the Board. The Corporation may use the corporate seal by causing it or a facsimile thereof to be impressed or affixed or in any other manner reproduced.

Section 9.4 Construction; Definitions. Unless the context requires otherwise, the general provisions, rules of construction, and definitions in the Certificate and the General Corporation Law shall govern the construction of these Bylaws. Without limiting the generality of this provision, the singular number includes the plural, the plural number includes the singular, and the term “person” includes both an entity and a natural person.

ARTICLE X

AMENDMENTS

The Board and stockholders may adopt, amend and repeal the Bylaws in the manner provided in the Certificate.

27